Exhibit 99.(d)(11)

EXECUTION VERSION

CONTINGENT VALUE RIGHTS AGREEMENT

By and among

Pardes Biosciences, Inc.,

Continental Stock Transfer & Trust, as Rights Agent

and

Fortis Advisors LLC, as Representative

Dated as of August 31, 2023

i

ii

CONTINGENT VALUE RIGHTS AGREEMENT

CONTINGENT VALUE RIGHTS AGREEMENT, dated as of August 31, 2023 (this “Agreement”), by and among Pardes Biosciences, Inc., a Delaware corporation (the “Company”), Continental Stock Transfer & Trust Company, Inc., a Delaware corporation, as the Rights Agent (the “Rights Agent”) and Fortis Advisors LLC, a Delaware limited liability company, solely in its capacity as the initial representative, agent and attorney in-fact of the Holders (the “Representative”).

RECITALS

WHEREAS, this Agreement is entered into pursuant to the Agreement and Plan of Merger, dated July 16, 2023 (the “Merger Agreement”), by and among the Company, MediPacific, Inc., a Delaware corporation (“Parent”), and MediPacific Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the merger and as a wholly owned subsidiary of Parent, on the terms and subject to the conditions set forth therein;

WHEREAS, pursuant to the terms of the Merger Agreement, and in accordance with the terms and conditions thereof, the Company has agreed to provide to the Holders (as defined herein) contingent value rights as hereinafter described;

WHEREAS, concurrently with the execution of the Merger Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, the Parent Sponsors have duly executed and delivered to the Company the Guaranty, dated as of the date of this Agreement, in favor of the Company; and

WHEREAS, the Holders desire that the Representative act as their agent for the purposes of accomplishing the intent and implementing the provisions of this Agreement and facilitating the consummation of the transactions contemplated hereby and performing the other services described in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, the Company, the Rights Agent and the Representative agree, for the equal and proportionate benefit of all Holders (as hereinafter defined), as follows:

ARTICLE I

DEFINITIONS

Section 1.1        Definitions. Capitalized terms used in this Agreement and not otherwise defined shall have the meanings assigned to them in the Merger Agreement. For purposes of this Agreement, the following terms shall have the following meanings:

“Acting Holders” means, at the time of determination, Holders of at least 30% of the outstanding CVRs as set forth in the CVR Register (excluding for this calculation all Foresite Stockholders and all CVRs held by Foresite Stockholders).

“Change in Control” means (a) a sale or other disposition of all or substantially all of the assets of the Company on a consolidated basis (other than to any subsidiary (direct or indirect) of the Company) to a third party Person (other the Foresite Stockholders or any of their Affiliates), (b) a merger or consolidation involving the Company in which the surviving Person is neither the Company nor a Person that is an Affiliate of the Foresite Stockholders, and (c) any other transaction involving the Company in which the Company is the surviving or continuing entity but in which the stockholders of the Company immediately prior to such transaction (as stockholders of the Company) own less than 50% of the Company’s voting power immediately after the transaction.

“CVR Assets” means the assets listed in the attached Schedule I.

“CVR Payment Amount” means, for a given Holder in respect of a payment of CVR Proceeds, an amount equal to the product of (a) such CVR Proceeds and (b) (i) the total number of CVRs entitled to receive such CVR Proceeds held by such Holder divided by (ii) the total number of CVRs entitled to receive such CVR Proceeds held by all Holders, in each case as reflected on the CVR Register as of the close of business on the date prior to the date of payment (rounded down to the nearest whole cent) of such CVR Proceeds; provided that the determination of the CVR Payment Amount shall take into account the provisions of Section 2.4(c).

“CVR Payment Date” means, with respect to CVR Proceeds, the date no later than 30 days following the actual receipt of Gross Proceeds by the Company or any of its Affiliates, pursuant to which CVR Proceeds from a Disposition are payable to Holders.

“CVR Period” means the period beginning on the Effective Time and ending on the Expiration Date.

“CVR Proceeds” means 80% of the Net Proceeds arising from a Disposition.

“CVRs” means the contractual contingent value rights of Holders that are granted by the Company to Holders as additional consideration for the Offer and the Merger pursuant to the terms of the Offer and the Merger Agreement.

“Disposition” means the sale, transfer, license or other disposition by the Company or any of its Affiliates, including the Company (after the Merger), of all or any part of any CVR Assets (including any such sale or disposition of equity securities in any Affiliate established by the Company during the Disposition Period to hold any right, title or interest in or to any CVR Asset), in each case during the Disposition Period and to a third party Person (other the Foresite Stockholders or any of their Affiliates).

“Disposition Agreement” means a definitive agreement, contract or other document providing for a Disposition.

“Disposition CVR Assets” means the CVR Assets to the extent related to which a Disposition Agreement is entered into.

“Disposition Period” means the period beginning on the Merger Closing Date and ending five years following the Merger Closing Date.

“Equity Award Holder” means a Holder of a CVR granted with respect to a Company Stock Option.

“Excess Wind-Down Costs” means (a) the costs owed to a Person or otherwise borne by the Company in connection with or related to the Wind-Down Process including any costs associated with the Inventory Activities, over (b) the Estimated Wind-Down Costs, which such amount shall not be less than $0.

“Expiration Date” means the date on which the Disposition Period expires, provided that, to the extent a Disposition of any Disposition CVR Assets actually takes place during the Disposition Period, the Expiration Date, solely as it relates to such Disposition and Disposition CVR Assets, shall be the date of the final payment of CVR Proceeds in connection with such Disposition.

“Gross Proceeds” means, without duplication, the sum of all cash consideration and the value of any and all consideration of any kind that is paid to Parent, the Company or any of their respective Affiliates, or is received by, Parent, the Company or any of their respective Affiliates during the CVR Period in respect of a Disposition, solely as such consideration relates to a CVR Asset. The value of any securities (whether debt or equity) or other non-cash property constituting Gross Proceeds shall be determined as follows: (i) if a value was ascribed to any such securities or property in connection with such Disposition, such value so ascribed or (ii) if no value was ascribed, then (A) the value of securities for which there is an established public market shall be equal to the volume weighted average of their closing market prices for the five trading days ending the day prior to the date of payment to, or receipt by, Parent, the Company or its relevant Affiliate, and (B) the value of securities that have no established public market and the value of consideration that consists of other non-cash property, shall be the fair market value thereof as of the date of payment to, or receipt by, Parent, the Company or its relevant Affiliate.

“Holdback Amount” means, in respect of any Disposition, the amount of Gross Proceeds reasonably required to be reserved or withheld in order to fund any indemnification, compliance, maintenance, recourse, representation and warranty or covenant survival or post-closing obligations of the Company to the extent arising under the applicable Disposition Agreement, to be held in escrow pending the Company’s release, which release the Company shall cause to occur as soon as commercially practicable; provided that such Holdback Amount shall not be greater than 20% of such Gross Proceeds (in addition to any escrow or third-party fund established in connection with such Disposition Agreement). For the avoidance of doubt, upon the Company’s release of the Holdback Amount or the payment of all or any portion of escrowed funds from a Disposition, the Holdback Amount and/or such previously escrowed funds (as applicable) shall be subject to the payment procedures provided for in Section 2.4 herein.

“Holder” means a Person in whose name a CVR is registered in the CVR Register at the applicable time.

“Net Proceeds” means, for each Disposition, the Gross Proceeds minus Permitted Deductions, as calculated in a manner consistent with generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board. For clarity, (i) if Permitted Deductions exceed Gross Proceeds as it relates to a certain Disposition, any excess Permitted Deductions shall be applied against Gross Proceeds in a subsequent Disposition, and (ii) if any of the Gross Proceeds or Permitted Deduction are not in U.S. dollars, currency conversion to U.S. dollars shall be made by using the exchange rate prevailing at the Citibank, N.A. or its successor entity on the date of receipt of such Gross Proceeds or date of payment of relevant Permitted Deductions, as applicable.

“Officer’s Certificate” means a certificate signed by the chief executive officer, chief financial officer or an executive vice president, in each case of the Company, in his or her capacity as such an officer, and delivered to the Rights Agent and the Representative.

“Party” shall mean either of the Rights Agent, the Representative, or the Company, as applicable.

“Permitted Deductions” means the sum of, without duplication, the following costs or expenses:

(a)        any applicable Taxes (including any applicable value added or sales taxes) imposed on Gross Proceeds and paid or payable by the Company or any of its Affiliates and any income or other Taxes paid or payable by the Company or any of its Affiliates that would not have been incurred by the Company or its Affiliates but for the Gross Proceeds having been received or accrued by the Company or its Affiliates (in each case, regardless of whether the due date for such Taxes arises during or after the CVR Period); provided that for purposes of calculating income Taxes payable by the Company or its Affiliates in respect of the Gross Proceeds, any such income Taxes shall be computed after taking into account any net operating loss carryforwards or other Tax attributes (including Tax credits) of the Company or its Affiliates as of the Merger Closing Date prior to the Effective Time that are available to offset such gain after taking into account any limits of the usability of such attributes, including under Section 382 of the Code as reasonably determined by a nationally recognized tax advisor (and for the sake of clarity such income Taxes shall be calculated without taking into account any net operating losses or other Tax attributes generated by the Company or its Affiliates after the Effective Time);

(b)         any reasonable and documented out-of-pocket costs, fees and expenses in excess of the Expense Cap, incurred by the Company or any of its Affiliates in connection with (i) Disposition business development related efforts with respect to the relevant CVR Asset(s) during the Disposition Period, including technology transfer costs, contractual expenses or any costs in respect of head licenses for sublicensed technology and the development or prosecution, maintenance or enforcement by the Company or any of its Affiliates or Subsidiaries of Intellectual Property rights, (ii) maintenance costs related to the CVRs or the CVR Assets (including fees and expenses related to the Rights Agent and the Representative), (iii) the Company’s use of commercially reasonable efforts to negotiate or enter into any Disposition Agreement or consummate a Disposition of any applicable specific CVR Asset, (iv) any Excess Wind-Down Costs, (v) any general administrative, legal, overhead, employee or other costs except (A) to the extent unrelated to a Disposition, the CVRs or the CVR Assets or (B) any Wind-Down Costs (which are addressed in the foregoing clause (iv)) and (vi) any Representative’s fee or Rights Agent’s fee, or in respect of any of the foregoing clauses (i) – (iii), any Representative’s fee, any Rights Agent’s fee, any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee, service fee or other fee, commission or expense owed to any broker, finder, investment bank, auditor, accountant, counsel, advisor or other third party in relation thereto, but excluding (A) any costs or expenses previously deducted from Gross Proceeds, (B) any costs related to a breach of this Agreement, including costs incurred in litigation in respect of the same and (C) any costs that are accounted for in the Expense Cap;

(c)           any Holdback Amount; and

(d)         any other cost or expense that was ascertainable prior to or at the Merger Closing and that would have been required to be included in the calculation of Closing Net Cash, to the extent not taken into account in the calculation of Closing Net Cash; provided that if the actual value of any liabilities that were included in the calculation of Closing Net Cash are determined to be less than the accrued amount of such Liabilities that had been included in the calculation of Closing Net Cash, the amount of Permitted Deductions shall be reduced by the amount of the difference between such actual value and such accrued amount.

“Permitted Transfer” means a transfer of a CVR (a) upon death of a Holder by will or intestacy, (b) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee, (c) pursuant to a court order, (d) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity, (e) to an Affiliate of Holder or any investment vehicle managed and controlled by such Holder or any of its Affiliates or a parallel, alternative, co-investment fund or successor-in-interest to any such entity, (f) in the case of CVRs payable to a nominee, from a nominee to a beneficial owner (and, if applicable, through an intermediary) or from such nominee to another nominee for the same beneficial owner, in each case, to the extent allowable by The Depository Trust Company or (g) as permitted by Section 2.7.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent becomes such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” shall mean such successor Rights Agent.

Section 1.2        Other Definitional Provisions. The headings contained in this Agreement and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The definitions of terms in this Agreement shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “will” shall be construed to have the same meaning as the word “shall.” The words “include,” “includes” and “including” shall be deemed, in each case, to be followed by the phrase “without limitation.” The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All references to “dollars” or “$” shall refer to the lawful currency of the United States. Unless the context requires otherwise (a) any reference in this Agreement to any Person shall be construed to include such Person’s successors and permitted assigns, (b) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (c) all references in this Agreement to Articles, Sections and Exhibits shall be construed to refer to Articles and Sections of, and Exhibits to, this Agreement, unless otherwise indicated, (d) references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection and (e) references from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party hereto drafting or causing any instrument to be drafted. The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement. Unless indicated otherwise, (i) any action required to be taken by or on a day or business day may be taken until 11:59 p.m. Eastern Time on such day or business day, (ii) all references to “days” shall be to calendar days unless otherwise indicated as a “Business Day” and (iii) all days, business days, times and time periods contemplated by this Agreement will be determined by reference to Eastern Time. Unless indicated otherwise, all mathematical calculations contemplated by this Agreement shall be rounded to the fourth decimal place, except in respect of payments, which shall be rounded down to the nearest whole United States cent.

ARTICLE II

CONTINGENT VALUE RIGHTS

Section 2.1  CVRs. Notwithstanding anything to the contrary, this Agreement shall only become effective as of, and contingent upon, the Offer Closing Time and shall be void ab initio and of no effect upon the valid termination of the Merger Agreement. The initial Holders shall be the (a) holders of shares of Company Common Stock tendered in the Offer and accepted for payment pursuant to Article II of the Merger Agreement, (b) holders of shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to Article III of the Merger Agreement, (c) the Foresite Stockholders of shares of Company Common Stock held immediately prior to cancelation pursuant to Section 3.08(b) of the Merger Agreement and (d) Equity Award Holders whose In-the-Money Options are cancelled and entitled to the holder thereof is the right to receive the Merger Consideration pursuant to Article III of the Merger Agreement.

Section 2.2       Nontransferable. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of the CVRs, in whole or in part, that is not a Permitted Transfer, will be null and void ab initio and of no effect.

Section 2.3        No Certificate; Registration; Registration of Transfer; Change of Address.

(a)         Holders’ rights and obligations in respect of CVRs derive solely from this Agreement; the CVRs shall not be evidenced by a certificate or other instrument.

(b)        The Rights Agent shall keep an up-to-date register (the “CVR Register”) for the purpose of (i) identifying the Holders of the CVRs and (ii) registering CVRs and Permitted Transfers thereof. The CVRs shall initially, in the case of the holders of shares of Company Common Stock immediately prior to the Effective Time (other than Appraisal Shares or shares of Company Common Stock owned by the Company, Parent, Merger Sub or any other subsidiary of Parent), be registered in the names and addresses of the respective holders as set forth in the form the Company furnishes or causes to be furnished to the Rights Agent pursuant to Section 4.1, and in a denomination equal to the number of shares of Company Common Stock converted into the right to receive the Merger Consideration. The CVR Register will initially show one position for Cede & Co. representing all of the shares of Company Common Stock held by DTC on behalf of the street holders of the shares of Company Common Stock that were tendered by such holders in the Offer and accepted for payment pursuant to Article II of the Merger Agreement or held by such holders as of immediately prior to the Effective Time. In the case of an Equity Award Holder, the CVRs held by such Equity Award Holder, as applicable, shall initially be registered in the name and address of such Equity Award Holder, as applicable, and in a denomination equal to the number of shares of Company Common Stock subject to the Company Stock Option held by such Equity Award Holder immediately prior to the Effective Time, as set forth in a schedule delivered by the Company to the Rights Agent (the “Capitalization Schedule”). The Rights Agent hereby acknowledges the restrictions on transfer contained in Section 2.2 and agrees not to register a transfer which does not comply with Section 2.2.

(c)     Within five Business Days after receipt by the Rights Agent of a written request by the Representative or by any Holder or Holders stating the Representative’s or such Holder’s or Holders’ desire to communicate with other Holders with respect to their rights under this Agreement, and accompanied by a form of proxy or other communication which requesting Holder(s) propose to transmit, the Rights Agent shall elect to either (i) deliver to such requesting Representative or Holder(s) all information in the possession or control of the Rights Agent as to the names and addresses of all Holders or (ii) inform such requesting Representative or Holder(s) of the approximate number of Holders and the approximate cost of mailing or otherwise transmitting to all Holders the form of proxy or other communication, if any, specified in such written request. In the event the Rights Agent elects to provide the information specified in the foregoing clause (ii), the Rights Agent shall, upon the written request of the requesting Representative or Holders, mail or otherwise transmit to all Holders copies of the applicable form of proxy or other communication within five Business Days after the requesting Holder(s) have provided to the Rights Agent the material to be mailed or otherwise transmitted and payment, or provision for the payment, of the reasonable expenses of such mailing or transmission.

(d)          Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer and other requested documentation in form reasonably satisfactory to the Rights Agent pursuant to its customary policies and guidelines, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative or the Holder’s survivor, and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of such CVR in the CVR Register. Any transfer of CVRs will be without charge (other than the cost of any Tax that is imposed in connection with any such transfer) to the applicable Holder. The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of a CVR of applicable Taxes or charges unless and until the Rights Agent is satisfied that all such Taxes or charges have been paid. All duly transferred CVRs registered in the CVR Register shall be the valid obligations of the Company and shall entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR shall be valid until registered in the CVR Register in accordance with this Agreement.

(e)         A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent shall promptly record the change of address in the CVR Register.

Section 2.4          Payment Procedures.

(a)          If a Disposition Agreement is entered into during the Disposition Period, then the Company shall, to the extent permitted by Law and contract, promptly deliver to the Rights Agent (with a copy to the Representative) written notice indicating that a Disposition Agreement has been entered into and a copy of the Disposition Agreement and any ancillary agreements thereto.

(b)         On or prior to each CVR Payment Date with respect to any Disposition Agreement, the Company shall deliver to the Rights Agent (with a copy to the Representative) written notice indicating that (A) the Holders are entitled to receive one or more payments with respect to CVR Proceeds, (B) the source and trigger event for such payment of CVR Proceeds in the Disposition Agreement, (C) a calculation of Gross Proceeds, Net Proceeds and any Permitted Deductions used to calculate such CVR Proceeds (each such notice, a “CVR Payment Notice”) and (D) the Rights Agent shall use the information in the CVR Payment Notice to calculate the Post-Year-Five Reduction Amount applicable to such CVR Payment Date.

(c)         Except to the extent any portion of a CVR Payment Amount is required to be treated as imputed interest and except as otherwise required pursuant to applicable law, the parties hereto intend to treat each CVR Payment Amount for all Tax purposes as consideration for the Company Common Stock and Company Stock Options surrendered or canceled pursuant to the Merger Agreement. Parent and the Company shall report imputed interest on the CVRs as required by applicable law.

(d)          CVRs Issued in Exchange for Company Stock Options.

(1)         CVR Proceeds shall only be payable in respect of CVRs issued in exchange for Company Stock Options if the CVR Payment Date in respect of such CVR Proceeds occurs the later of (i) during the Disposition Period and (ii) on or before March 15 of the calendar year following the calendar year in which the applicable Disposition occurs. The amount of CVR Proceeds that are not paid in respect of CVRs issued in exchange for Company Stock Options on a CVR Payment Date by operation of the preceding sentence is referred to as the “Post-Year-Five Reduction Amount”.

(2)          The Post-Year-Five Reduction Amount attributable to a CVR Payment Date shall be reallocated to Holders entitled to receive CVR Proceeds on such CVR Payment Date.

(e)         On or prior to any CVR Payment Date, the Company shall deliver to the Rights Agent the CVR Payment Amounts required by Section 4.2. All payments by the Company hereunder shall be made in U.S. dollars. For the avoidance of doubt, the Company shall have no further liability in respect of the relevant CVR Payment Amount upon delivery of such CVR Payment Amount in accordance with this Section 2.4(e) and the satisfaction of each of the Company’s obligations set forth in this Section 2.4.

(f)          The Rights Agent will promptly, and in any event within 10 Business Days after receipt of the CVR Payment Notice as well as any letter of instruction reasonably required by the Rights Agent, send each Holder at its registered address a copy of the CVR Payment Notice and, following the applicable CVR Payment Date, promptly pay, subject to any applicable tax withholding, the CVR Payment Amount to each of the Holders entitled to receive such CVR Payment Amount by check mailed to the address of each Holder as reflected in the CVR Register as of the close of business on the CVR Payment Date.

(g)         Any portion of the CVR Payment Amount that remains undistributed to a Holder six months after the date of the delivery of the applicable CVR Payment Date will be delivered by the Rights Agent to the Company, upon demand, and any Holder will thereafter look only to the Company for payment of the CVR Payment Amount, without interest, but such Holder will have no greater rights against the Company than those accorded to general unsecured creditors of the Company under applicable Law.

(h)          None of the Company, any of its Affiliates, or the Rights Agent will be liable to any Person in respect of the CVR Payment Amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If, despite the Company’s, any of its Affiliates’ and/or the Rights Agent’s commercially reasonable efforts to deliver the CVR Payment Amount to the applicable Holder, the CVR Payment Amount has not been paid prior to one year after the applicable CVR Payment Date (or immediately prior to such earlier date on which the CVR Payment Amount would otherwise escheat to or become the property of any Governmental Body), the CVR Payment Amount will, to the extent permitted by applicable Law, become the property of the Company, free and clear of all claims or interest of any Person previously entitled thereto. In addition to and not in limitation of any other indemnity obligation herein, the Company agrees to indemnify and hold harmless Rights Agent with respect to any liability, penalty, cost or expense Rights Agent may incur or be subject to in connection with transferring such property to the Company.

(i)         The Parties intend, to the extent consistent with applicable Law, (i) to treat each CVR Payment Amount with respect to CVRs issued in respect of Company Stock Options for all U.S. federal and applicable state and local income Tax purposes as compensation payments (and not to treat the issuance of the CVR to Equity Award Holders as a payment itself), (ii) that each CVR Payment Amount with respect to CVRs issued in respect of Company Stock Options be treated as a separate payment for purposes of Section 1.409A-2(b)(2)(i) of the U.S. Treasury Regulations, and (iii) that, to the greatest extent possible, each CVR Payment Amount with respect to CVRs issued in respect of Company Stock Options (A) that is paid on or prior to the fifth anniversary of the Merger Closing Date constitute “transaction-based compensation” within the meaning of Treas. Reg. § 1.409A-3(i)(5)(iv), and (B) otherwise constitute payment within the “short-term deferral” period following the lapse of a “substantial risk of forfeiture” (as such terms are defined for purposes of Section 409A of the Code), or is otherwise paid in compliance with or under an alternative exemption from Section 409A of the Code.

(j)        Each of the Rights Agent, Parent, the Company, the Surviving Corporation and each of their respective Affiliates shall be entitled to deduct and withhold, or cause to be deducted or withheld, from the amounts otherwise payable pursuant to this Agreement, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. Amounts so deducted or withheld and paid over to the appropriate Tax Authority shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of whom such deduction or withholding was made.

Section 2.5        No Voting, Dividends or Interest; No Equity or Ownership Interest in Company.

(a)          The CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable on the CVRs to any Holder.

(b)       The CVRs will not represent any equity or ownership interest in Parent, the Company, any constituent company to the Transactions or any of their respective Affiliates. It is hereby acknowledged and agreed that a CVR shall not constitute a security of Parent, the Company or any other Person.

(c)   Each Holder acknowledges and agrees to the appointment and authority of the Representative to act as the exclusive representative, agent and attorney-in-fact of such Holder and all Holders as set forth in this Agreement. Each Holder agrees that such Holder will not challenge or contest any action, inaction, determination or decision of the Representative or the authority or power of the Representative and will not threaten, bring, commence, institute, maintain, prosecute or voluntarily aid any action, which challenges the validity of or seeks to enjoin the operation of any provision of this Agreement, including the provisions relating to the authority of the Representative to act on behalf of such Holder and all Holders as set forth in this Agreement.

(d)          The Company, its Board and its officers will not be deemed to have any fiduciary or similar duties to any Holder by virtue of this Agreement.

(e)          It is hereby acknowledged and agreed that the CVRs and the possibility of any payment hereunder with respect thereto are highly speculative and subject to numerous factors outside of the Company’s control, and there is no assurance that Holders will receive any payments under this Agreement or in connection with the CVRs. The Parties acknowledge that it is possible that no Disposition will occur during the Disposition Period and that there will not be any CVR Proceeds that may be the subject of a CVR Payment Amount.

Section 2.6      Enforcement of Rights of Holders. Any actions seeking the enforcement of the rights of Holders hereunder may be brought either by the Rights Agent, or the Representative on behalf of the Acting Holders.

Section 2.7        Ability to Abandon CVR. A Holder may, at any time and at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR to the Company without consideration therefor, which a Holder may effect by delivery of a written notice of such abandonment to the Company, the Representative and the Rights Agent, which abandonment notice, if given, shall be irrevocable. Nothing in this Agreement shall prohibit the Company or any of its Affiliates from offering to acquire or acquiring any CVRs for consideration from any Holder, in private transactions or otherwise, on terms acceptable to the Company and such Holder. Any CVRs acquired by the Company or any of its Affiliates shall be automatically deemed extinguished and no longer outstanding for purposes of the definition of “Acting Holders”, Article V and Section 6.3. The Rights Agent shall promptly update the CVR Register to reflect any abandonment or acquisition of CVRs described in this Section 2.7 within five Business Days of receipt of an abandonment notice or following the consummation of such acquisition, as applicable.

ARTICLE III

THE RIGHTS AGENT

Section 3.1       Certain Duties and Responsibilities. The Rights Agent shall not have any liability for any actions taken, suffered or omitted to be taken in connection with this Agreement, except to the extent of its gross negligence, fraud, bad faith, willful or intentional misconduct or willful breach by the Rights Agent of this Agreement. All Parties shall be entitled to rely on any action by the Rights Agent as if such action is an action of the Holders.

Section 3.2   Certain Rights of the Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Rights Agent. In addition:

(a)          the Rights Agent may rely and shall be protected and held harmless by the Company in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper Party or Parties;

(b)          whenever the Rights Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may rely upon an Officer’s Certificate, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of gross negligence, fraud, bad faith, willful or intentional misconduct or the willful breach by the Rights Agent of this Agreement, incur no liability and be held harmless by the Company for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in good faith reliance upon such certificate;

(c)          the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel will, in the absence of gross negligence, fraud, bad faith, willful or intentional misconduct or the willful breach by the Rights Agent of this Agreement, be full and complete authorization and protection to the Rights Agent and the Rights Agent shall be held harmless by the Company in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(d)         the permissive rights of the Rights Agent to do things enumerated in this Agreement shall not be construed as a duty;

(e)          the Rights Agent shall not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the CVR Assets;

(f)          the Rights Agent shall not be liable for or by reason of, and shall be held harmless by the Company with respect to any of the statements of fact or recitals contained in this Agreement or be required to verify the same (in the absence of gross negligence, fraud, bad faith, willful or intentional misconduct or the willful breach by the Rights Agent of this Agreement), but all such statements and recitals are and shall be deemed to have been made by the Company only;

(g)          the Rights Agent shall have no liability (in the absence of gross negligence, fraud, bad faith, willful or intentional misconduct or the willful breach by the Rights Agent of this Agreement) and shall be held harmless by the Company in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and delivery hereof by the Company and the Representative), nor shall it be responsible for any breach by the Company or the Representative of any covenant or condition contained in this Agreement;

(h)   the Company agrees to indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, damage, judgment, fine, penalty, cost, claim, demand, suit or expense arising out of or in connection with the Rights Agent’s duties under this Agreement, including the reasonable, documented and necessary out-of-pocket costs and expenses of defending the Rights Agent against any claim, charge, demand, action or suit arising out of or in connection with the execution, acceptance, administration, exercise and performance of its duties, in the absence of gross negligence, fraud, bad faith, willful or intentional misconduct or the willful breach by the Rights Agent of this Agreement;

(i)           the Rights Agent shall not be liable for consequential losses or damages under any provision of this Agreement or for any consequential damages arising out of any act or failure to act hereunder unless such loss has been determined by a court of competent jurisdiction to be a result of the Rights Agent’s gross negligence, fraud, bad faith, willful or intentional misconduct or willful breach; provided, that this Section 3.2(i) shall not apply with respect to income, receipt, franchise or similar Taxes;

(j)          the Company agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement as agreed upon in writing by the Rights Agent and the Company on or prior to the date hereof and (ii) to reimburse the Rights Agent for (x) all Taxes other than (A) withholding Taxes owed by or with respect to Holders and (B) Taxes imposed on or measured by the Rights Agent’s net income and franchise or similar Taxes imposed on it (in lieu of net income Taxes) and (y) governmental charges, reasonable out-of-pocket expenses and other charges of any kind and nature incurred by the Rights Agent in the execution of this Agreement (other than Taxes). The Rights Agent shall also be entitled to reimbursement from the Company for all reasonable and documented out-of-pocket expenses paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder;

(k)         no provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it; and

(l)          no Holder shall be obligated to indemnify the Rights Agent for, or hold the Rights Agent harmless against, any loss, liability, claim, demand, suit or expense arising out of or in connection with the Rights Agent’s duties under this Agreement or to pay or reimburse the Rights Agent for any fees, costs or expenses incurred by the Rights Agent in connection with this Agreement or the administration of its duties hereunder, and the Rights Agent shall not be entitled to deduct any amount from the CVR Payment Amount in any circumstance.

Section 3.3        Resignation and Removal; Appointment of Successor.

(a)          The Rights Agent may resign at any time by giving written notice thereof to the Company (with a copy to the Representative) specifying a date when such resignation shall take effect, which notice shall be sent at least 60 days prior to the date so specified, but in no event shall such resignation become effective until a successor Rights Agent has been appointed. The Representative has the right to remove the Rights Agent at any time by specifying a date when such removal shall take effect, but no such removal shall become effective until a successor Rights Agent has been appointed. Notice of such removal shall be given by the Representative to the Rights Agent, which notice shall be sent at least 60 days prior to the date so specified.

(b)        If the Rights Agent provides notice of its intent to resign, is removed or becomes incapable of acting, the Company and the Representative, acting in concert, shall, as soon as is reasonably possible, appoint a qualified successor Rights Agent who shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank. The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c)          The Company shall give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice shall include the name and address of the successor Rights Agent. If the Company fails to send such notice within 10 Business Days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent shall cause the notice to be mailed at the expense of the Company.

(d)         The Rights Agent will cooperate with the Company, the Representative and any successor Rights Agent in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including the transfer of all relevant data, including transferring the CVR Register to the successor Rights Agent.

Section 3.4  Acceptance of Appointment by Successor. Every successor Rights Agent appointed hereunder shall execute, acknowledge and deliver to the Company and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Rights Agent. On request of the Company or the successor Rights Agent, the retiring Rights Agent shall execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent.

ARTICLE IV

COVENANTS

Section 4.1      List of Holders. The Company shall furnish or cause to be furnished to the Rights Agent (with a copy to the Representative), promptly after the Effective Time and in no event later than 10 Business Days following the Effective Time, (A) in such form as the Company receives from the Company’s transfer agent (or other agent performing similar services for the Company), the names and addresses of the Holders (other than Equity Award Holders) and, (B) with respect to Equity Award Holders, in such form as set forth in the Capitalization Schedule, the names and addresses of the Equity Award Holders. The Rights Agent will reflect all such names and addresses on the CVR Register and confirm the write up of the CVR Register and list of initial Holders to the Company promptly thereafter and, in any event, within five Business Days of the receipt of such names and addresses from the Company or the Company’s transfer agent, as the case may be.

Section 4.2     Payment of CVR Payment Amounts. The Company shall, promptly following the CVR Payment Date, duly deposit or cause to be deposited with the Rights Agent, the CVR Proceeds for payment to the Holders when payable in accordance with the terms of this Agreement, and shall specify the CVR Payment Amount to be made to each Holder in accordance with Section 2.4.

Section 4.3        Decision-Making Authority.

(a)        Neither the Company nor any of its Affiliates may enter into a Disposition Agreement (or any agreement providing for a Change in Control) with Parent or any of its Affiliates (including any Foresite Stockholder, Parent Sponsor or any of their Affiliates) as the acquiror, licensee or recipient of the Company or any CVR Assets without the prior written consent of the Acting Holders.

(b)          In the event the Company desires to consummate any Change in Control prior to the expiration of the Disposition Period, the Company or its successor, as applicable, will cause the Person acquiring the Company to expressly assume the Company’s or its successor’s (as applicable) obligations, duties and covenants under this Agreement.

(c)          Subject to Section 4.8 and the Expense Cap, the Company shall, during the Disposition Period, use commercially reasonable efforts to not terminate or materially and adversely impact the required maintenance of CVR Assets or the Wind-Down Process, including by failing to preserve and maintain the CVR Assets; provided, that the Company shall in no event be required to defend in litigation or other Proceeding the enforceability, validity or non-infringement of a CVR Asset if it is challenged by a third party.

(d)        Subject to Section 4.8 and the Expense Cap, during the Disposition Period, the Company shall endeavor to retain an employee or consultant of the Company (“Consultant”), on reasonable and mutually acceptable terms for the purposes of maintaining and preserving the CVR Assets and seeking, negotiating and executing Disposition Agreements. Consultant shall be responsible for the pursuit of business development efforts and make recommendations to the Company on Dispositions to be consummated, in each case in accordance with the terms of this Agreement.

(e)       The Company shall not, before the expiration of the Disposition Period, dispose of and/or commercialize or monetize in any manner the CVR Assets except pursuant to a Disposition Agreement.

Section 4.4        Books and Records; Audit Right. During the CVR Period and upon the prior written request of the Representative (not to exceed one occurrence per calendar quarter), the Company shall meet at reasonable times during normal business hours with the Representative to discuss the content of any CVR Payment Notice. The Company agrees to maintain, for at least one year after the expiration of the Disposition Period, all books and records necessary for the calculation of a CVR Payment Amount and the amount of Gross Proceeds, Net Proceeds and Permitted Deductions. Subject to reasonable advance written notice from the Representative and prior execution and delivery by it and an independent accounting firm of national reputation chosen by the Representative (the “Accountant”) of a reasonable and customary confidentiality/nonuse agreement, the Company shall permit the Representative and the Accountant, acting as agent of the Representative (on behalf of the Holders), to have access during normal business hours to the books and records of the Company as may be necessary to audit the calculation of such CVR Payment Amount or the calculation of the amount of Gross Proceeds, Net Proceeds and Permitted Deductions.

Section 4.5       Further Assurances. Subject to the terms of this Agreement, the parties hereto will, from time to time, do all acts and things and execute and deliver all such further documents and instruments, as the other parties hereto may reasonably request to effectively carry out the provisions of this Agreement and give effect to the transactions contemplated hereby. During the Disposition Period, upon the reasonable written request from the Representative, and subject to the Representative executing a customary confidentiality agreement in the event the information provided would constitute material non-public information of Parent, Parent will provide the Representative with a written summary (or reasonable information access in another reasonable format, including a conference call) with respect to the progress, status and anticipated trajectory of efforts in respect of Dispositions and the anticipated timing of receiving payments in respect of such Dispositions, in each case up to one time in a fiscal quarter of each calendar year.

Section 4.6      No Conflict. The Company will not enter into any agreement with any Person that is, or otherwise take any actions or inactions, in conflict with this Agreement in any material respect or materially and adversely affect the performance of its obligations under this Agreement.

Section 4.7       Additional Covenants. Subject to Section 4.8 and the Expense Cap, during the Disposition Period:

(a)        Without limiting any other provisions of this Section 4.7, neither the Company nor any of its Affiliates shall take any action in bad faith with respect to, or with the primary purpose of avoiding, the payment of the CVR Payment Amount, including by making any dividend, distribution or other transfer of Net Proceeds in a manner materially adverse to the Company’s obligations in respect of Net Proceeds pursuant to this Agreement.

(b)   The Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to enter into one or more Disposition Agreements and effectuate the completion of the transactions contemplated thereby as promptly as practicable following the Effective Time in order to maximize the aggregate amount of Net Proceeds payable thereunder during the Disposition Period, including by negotiating Disposition Agreements that provide for all payments of Net Proceeds thereunder to occur as soon as practicable, and in any event prior to the expiration of the Disposition Period.

(c)        The Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to continue to maintain each of the Company Patents and shall comply with such maintenance obligations as required by any license or related term set forth in any Disposition Agreement; provided, that the Company and its Subsidiaries shall have the right to exercise reasonable business judgment in directing the prosecution and maintenance thereof.

(d)   The Company shall, and shall cause its Subsidiaries, licensees and rights transferees to, manage the Inventory Activities.

Section 4.8        Company Expense Cap.

(a)          Notwithstanding anything in this Agreement to the contrary, it is hereby agreed and acknowledged that nothing in this Agreement will require or obligate the Company or any of its Affiliates to incur costs, fees or expenses (including any administrative, legal, overhead, employee or other costs) in excess of $400,000 in the aggregate (the “Expense Cap”). Upon (i) the incurrence of fees and expenses by or on behalf of the Company or any of its Affiliates equal to or in excess of the Expense Cap or (ii) the termination of any consulting or contractor agreement between the Company, on the one hand, and any of the Company’s current or former officers or directors, on the other hand, prior to the incurrence of fees and expenses by or on behalf of the Company or any of its Affiliates equal to or in excess of the Expense Cap, and such termination is by such current or former officer or director within the initial term of such agreement (which shall not be longer than six months), the Company, Parent and their Affiliates shall not have any liability or obligation to any Person for any breach of or failure to comply with, and shall not in any event be required to expend any additional amounts, pursuant to the covenants set forth in Section 4.3(c)-(d) and Section 4.7(b)-(d); provided that the foregoing clause (ii) shall not apply to any termination by the Company of any consulting or contractor agreement between the Company, on the one hand, and any of the Company’s current or former officers or directors, on the other hand; provided, further that, in the case of the foregoing clause (ii), if the Expense Cap exceeds the amount of fees and expenses incurred by or on behalf of the Company or any of its Affiliates, the amount of Permitted Deductions shall be reduced by the amount of such excess in connection with the initial payment of CVR Proceeds hereunder.

(b)   Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require the Company (or any of its Affiliates) to (i) develop any CVR Asset or any other products or assets or (ii) commence, defend or otherwise pursue any litigation, regulatory action or other Proceeding relating to any CVR Asset or any other products or assets.

ARTICLE V

AMENDMENTS

Section 5.1        Amendments without Consent of Holders.

(a)          Without the consent of any Holders or the Rights Agent, the Company and the Representative, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(1)          to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein in compliance with the terms hereof;

(2)       to add to the covenants of the Company or the Company such further covenants, restrictions, conditions or provisions as the Representative, the Company and the Rights Agent will consider to be for the protection of the Holders; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(3)        to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement, provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(4)          as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” laws; provided that, such amendments do not materially and adversely affect the interests of the Holders;

(5)          to evidence the succession of another Person as a successor Rights Agent or the Representative and the assumption by any such successor of the covenants and obligations of the Rights Agent or the Representative, as applicable, herein in accordance with Section 3.3, Section 3.4 and Section 7.12;

(6)       subject to Section 4.3, to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company contained herein; or

(7)        any other amendment to this Agreement for the purpose of adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change adversely affects the interests of any Holder under this Agreement.

(b)        Promptly after the execution and delivery by the Representative, the Company and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, the Company shall mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.2         Amendments with Consent of Holders.

(a)   Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), only with the prior consent of the Acting Holders, whether evidenced in writing or taken at a meeting of the Holders, the Company, the Representative and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interest of the Holders.

(b)   Promptly after the execution and delivery by the Company, the Representative and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, the Representative shall mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.3       Execution of Amendments. In executing any amendment permitted by this Article V, the Rights Agent shall be entitled to receive, and shall be fully protected in relying upon, advice of counsel selected by the Company stating that the execution of such amendment is authorized or permitted by this Agreement. Notwithstanding anything in this Agreement to the contrary, the Rights Agent shall not be required to enter into any such amendment that it has determined adversely affects its own rights, privileges, covenants or duties under this Agreement or otherwise, and the Rights Agent shall not be bound by amendments not executed by it.

Section 5.4      Effect of Amendments. Upon the execution of any amendment in compliance with this Article V, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby. Notwithstanding anything in this Agreement to the contrary, the Rights Agent and the Representative shall not be required to execute any supplement or amendment to this Agreement that it has determined would adversely affect its own rights, duties, obligations or immunities under this Agreement or, with respect to the Representative, the rights, duties, obligations or immunities of the Holders under this Agreement. Except as otherwise set forth in this Agreement, no supplement or amendment to this Agreement shall be effective unless duly executed by the Rights Agent and the Representative.

ARTICLE VI

REMEDIES OF THE RIGHTS AGENT AND THE HOLDERS

Section 6.1      Event of Default. “Event of Default” with respect to the CVRs, means each one of the following events which shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of Law or pursuant to any Judgment or Law of any Governmental Entity):

(a)          default in the payment by the Company pursuant to the terms of this Agreement of all or any part of a CVR Payment Amount after a period of five Business Days after such CVR Payment Amount shall become due and payable; or

(b)          material default in the performance, or breach in any material respect, of any covenant or warranty of the Company hereunder (other than a default in whose performance or whose breach is elsewhere in this Section 6.1 specifically dealt with), and continuance of such default or breach for a period of 30 days after a written notice specifying such default or breach and requiring it to be remedied is given, which written notice states that it is a “Notice of Event of Default” hereunder and is sent by registered or certified mail to the Company by the Rights Agent, the Representative or the Acting Holders.

 If an Event of Default described above occurs and is continuing (and has not been cured within thirty (30) days after the Rights Agent has provided written notice to the Company and a description of any such Event of Default or waived by the Rights Agent), then, and in each and every such case, the Acting Holders, following notice in writing to the Company and the Rights Agent, may, in its discretion and at the Acting Holders’ own expense, commence a Proceeding to protect the rights of the Holders, or may direct the Representative or the Rights Agent to commence a Proceeding to protect the rights of the Holders, in each case, including to obtain payment for any amounts then due and payable, and upon such direction, the Rights Agent shall commence and prosecute such Proceeding as provided in Section 6.2.  Notwithstanding anything herein to the contrary, damages directly resulting from and in the event of an Event of Default shall be the sole and exclusive remedy of any and all Holders for any claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement or the CVRs, or the negotiation, execution or performance hereof or thereof or the transactions contemplated hereby.

Section 6.2         Collection by the Rights Agent; Payment Obligations.

(a)          The Company covenants that in the event of a default in the payment of all or any part of the CVR Payment Amount when the same shall have become due and payable pursuant to the terms of this Agreement, then after a period of five Business Days after such CVR Payment Amount shall become due and payable, upon demand of the Rights Agent, the Company will pay to the Rights Agent for the benefit of the Holders, such CVR Payment Amount that then shall have become due and payable (with interest from the date due and payable to the date of such payment upon the overdue amount at a rate of 5% plus the prime rate of Citibank, N.A. in effect from time to time); and in addition thereto, such further amounts as shall be sufficient to cover the reasonable and documented out-of-pocket costs and expenses of collection, including reasonable and documented out-of-pocket costs of attorneys and counsel, and any expenses and liabilities incurred, and all advances made, by the Rights Agent and each predecessor Rights Agent, except as a result of such Rights Agent’s gross negligence, fraud, bad faith, willful or intentional misconduct or willful breach.

(b)         The Rights Agent may, and upon written request of the Acting Holders, shall, proceed to protect and enforce its rights and the rights of the Holders by such Proceedings as the Rights Agent shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Agreement or in aid of the exercise of any power granted herein, or to enforce any other remedy.

(c)           In case the Company shall fail forthwith to pay such amounts upon such demand, the Rights Agent may, and upon written request of the Acting Holders shall, be entitled and empowered to institute any Proceedings at Law or in equity for the collection of the sums so due and unpaid, and may prosecute any such action or proceedings to Judgment or final decree, and may enforce any such Judgment or final decree against the Company or other obligor upon such CVRs and collect in the manner provided by a final, non-appealable order by a court of competent jurisdiction, the moneys adjudged or decreed to be payable.

(d)          Nothing herein contained shall be deemed to authorize the Rights Agent to authorize or consent to or vote for or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the CVRs, or the rights of any Holder thereof, or to authorize the Rights Agent to vote in respect of the claim of any Holder in any such proceeding except, as aforesaid, to vote for the election of a trustee in bankruptcy or similar person.

(e)          All rights of action and of asserting claims under this Agreement, or under any of the CVRs, may be enforced by the Rights Agent without the possession of any of the CVRs or the production thereof and any trial or other proceedings instituted by the Rights Agent hereunder, and any recovery of judgment, subject to the payment of the expenses, disbursements and compensation of the Rights Agent, each predecessor Rights Agent and their respective agents and attorneys, shall be for the ratable benefit of the Holders.

(f)       In any Proceedings brought by the Rights Agent (and also any Proceedings involving the interpretation of any provision of this Agreement to which the Rights Agent shall be a party) the Rights Agent shall be held to represent all the Holders, and it shall not be necessary to make any Holders parties to any such Proceedings.

Section 6.3        Suits By Holders. The Acting Holders will have the right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute a Proceeding with respect to this Agreement, including in the case of an Event of Default, and no individual Holder or other group of Holders, nor the Rights Agent on behalf thereof, will be entitled to exercise such rights. In the event of an insolvency proceeding of the Company, individual Holders shall be entitled to assert claims in such insolvency proceeding and take related actions in pursuit of such claims with respect to any payment that may be claimed by or on behalf of the Company or by any creditor of the Company. Notwithstanding any other provision in this Agreement, the right of any Holder to receive payment of the amounts upon achievement of a Disposition shall not be impaired or adversely affected without the consent of such Holder.

Section 6.4        Delay or Omission Not Waiver of Default. No delay or omission of the Rights Agent or of any Holder to exercise any right or power accruing upon any Event of Default occurring and continuing as aforesaid shall impair any such right or power or shall be construed to be a waiver of any such Event of Default or an acquiescence therein; and every power and remedy given by this Agreement to the Rights Agent or to the Holders may be exercised from time to time, and as often as shall be deemed expedient, by the Rights Agent or by the Representative or the Acting Holders in accordance with the terms of this Agreement.

ARTICLE VII

MISCELLANEOUS AND GENERAL

Section 7.1       Termination. This Agreement will be terminated and of no force or effect, the Parties will have no liability hereunder (other than with respect to monies due and owing by the Company to the Rights Agent) and no payments will be required to be made, upon the earliest to occur of (a) the delivery of a written notice of termination duly executed by the Company and the Acting Holders and (b) the expiration of the CVR Period. For the avoidance of doubt, the termination of this Agreement will not affect or limit the right to receive the CVR Payment Amounts under Section 2.4 to the extent earned prior to termination of this Agreement and the provisions applicable thereto will survive the expiration or termination of this Agreement.

Section 7.2       Notices to the Rights Agent and the Company. Any notice, request, or demand desired or required to be given hereunder will be in writing and will be given by personal delivery, email delivery, or overnight courier service, in each case addressed as respectively set forth below or to such other address as any party hereto will have previously designated by such a notice. The effective date of any notice, request, or demand will be the date of personal delivery, the date on which email is sent (provided that the sender of such email does not receive a written notification of delivery failure) or one day after it is delivered to a reputable overnight courier service, as the case may be, in each case properly addressed as provided in this Agreement and with all charges prepaid.

If to the Company:

MediPacific, Inc.,
c/o Foresite Capital
900 Larkspur Landing Circle, Suite 150
Larkspur, California 94939
Telephone No.: (415) 877-4887
Attention: Jim Tananbaum, Richard Lau, Phyllis Solomon
Email:

With a copy to (which shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Telephone No.: (212) 373-3000

Attention:	Jeffrey D. Marell
Email:

and
Paul, Weiss, Rifkind, Wharton & Garrison LLP
535 Mission Street, 24th Floor
San Francisco, California 94105
Telephone No.: (628) 432-5100

Attention:	Austin S. Pollet
Email:

If to Rights Agent:

Continental Stock Transfer & Trust Company
1 State St., 30th Floor
New York, NY 10004
Telephone No.: (800) 509-5586
Attention: Compliance Department
Email:

If to the Representative:

Fortis Advisors LLC
Attention: Notices Department (Project Pacific)
Email:

With a copy to (which shall not constitute notice):

Fenwick & West LLP
555 California Street
San Francisco, California 94104
Telephone No.: (415) 875-2300
Attention: Douglas N. Cogen, Ethan A. Skerry, Jeremy R. Delman
Email:

Section 7.3         Notice to Holders. Where this Agreement provides for notice to Holders, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.

Section 7.4        Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 7.5          Specific Enforcement; Jurisdiction.

(a)          The Parties acknowledge and agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, may not be an adequate remedy therefor. It is accordingly agreed that the Parties (and the Acting Holders, on behalf of the Holders) shall be entitled to seek an injunction or injunctions, or any other appropriate form of equitable relief, to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement in any court referred to in Section 7.5 (b), without proof of damages or otherwise (and each party hereto hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. Each of the Parties acknowledges and agrees that the right of specific enforcement is an integral part of this Agreement and without such right, none of the Parties would have entered into this Agreement.

(b)          Each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware and to the jurisdiction of the United States District Court for the State of Delaware, for the purpose of any Proceeding arising out of or relating to this Agreement or the actions of the Parties in the negotiation, administration, performance and enforcement thereof, and each of the Parties hereby irrevocably agrees that all claims with respect to such Proceeding may be heard and determined exclusively in the Delaware Court of Chancery or, solely if the Delaware Court of Chancery does not have subject matter jurisdiction thereof, any other court of the State of Delaware or any federal court sitting in the State of Delaware. Each of the Parties (i) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery, any other court of the State of Delaware and any federal court sitting in the State of Delaware in the event any Proceeding arises out of this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) irrevocably consents to the service of process in any Proceeding arising out of or relating to this Agreement, on behalf of itself or its property, by U.S. registered mail to such party’s respective address set forth in Section 7.2 (provided that nothing in this Section 7.5(b) shall affect the right of any party hereto to serve legal process in any other manner permitted by Law) and (iv) agrees that it will not bring any Proceeding relating to this Agreement in any court other than the Delaware Court of Chancery (or, solely if the Delaware Court of Chancery shall be unavailable, any other court of the State of Delaware or any federal court sitting in the State of Delaware). The Parties agree that a final trial court judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law; provided that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

Section 7.6          WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING ARISING OUT OF THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 7.6.

Section 7.7          Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

Section 7.8          Entire Agreement; Counterparts. This Agreement, the Merger Agreement and the other agreements, exhibits, annexes and schedules referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties, with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by PDF shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 7.9          Third-Party Beneficiaries; Action by Acting Holders. The Company, the Representative and the Rights Agent hereby agree that the respective covenants and agreements set forth herein are intended to be for the benefit of all Holders, and shall be enforceable by the Acting Holders, who (along with all other Holders) are intended third-party beneficiaries hereof. The Company and the Rights Agent further agree that this Agreement and their respective covenants and agreements set forth herein are solely for the benefit of the Company, the Rights Agent, the Holders and their permitted successors and assigns hereunder in accordance with and subject to the terms of this Agreement, and nothing in this Agreement, express or implied, will confer upon any Person other than the Company, the Rights Agent, the Holders and their permitted successors and assigns hereunder any benefit or any legal or equitable right, remedy or claim hereunder. Except for the rights of the Representative and the Rights Agent set forth herein or as set forth in Section 6.3, the Acting Holders will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding at law or in equity or in bankruptcy or otherwise upon or under or with respect to this Agreement, and no individual Holder or other group of Holders will be entitled to exercise such rights.

Section 7.10          Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

Section 7.11          Assignment. This Agreement shall not be assignable; provided, however, that (a) the Company may assign this agreement to a Person (i) which is a direct or indirect wholly-owned subsidiary of Parent but only for so long as it remains a controlled subsidiary of Parent (and no such assignment will relieve the Company of its obligations hereunder; provided, that the Company shall be secondarily liable for all obligations hereunder), (ii) pursuant to a Change in Control approved by the Acting Holders or (iii) with the prior consent of the Acting Holders, whether evidenced in writing or taken at a meeting of the Holders (any permitted assignee under clause (i) - (iii), an “Assignee”), in each case provided that the Assignee expressly agrees to assume and be bound by all of the terms of this Agreement and (b) the Rights Agent may assign this Agreement to a successor Rights Agent appointed in compliance with Section 3.3.  Any Assignee may thereafter assign any or all of its rights, interests and obligations hereunder in the same manner and subject to the same requirements as the Company pursuant to the prior sentence. In connection with any assignment to an Assignee described in clause (i) above in this Section 7.11, the Company (and the Assignee making the assignment) shall agree to remain liable for the performance by each further Assignee of all obligations of the Company or the Assignee hereunder with such Assignee substituted for the Company under this Agreement. This Agreement will be binding upon, inure to the benefit of and be enforceable by each of the Company’s successors and each Assignee’s successors and each Assignee, as applicable, as well as by the Acting Holders on behalf of the Holders. Subject to compliance with the requirements set forth in this Section 7.11 relating to assignments, this Agreement shall not restrict the Company’s, any Assignee’s or any of their respective successors’ ability to merge or consolidate with, or sell, issue or dispose of its stock or other equity interests or assets to, any other Person. Each of the Company’s successors and Assignees shall expressly assume by an instrument supplemental hereto, executed and delivered to the Rights Agent (with a copy to the Representative), the due and punctual payment of the CVR Proceeds and the due and punctual performance and observance of all of the covenants and obligations of this Agreement to be performed or observed by the Company. Any attempted assignment of this Agreement or any such rights in violation of this Section 7.11 shall be void and of no effect.

Section 7.12          Representative. At any time, the Representative may resign, in which case the Acting Holders shall promptly appoint a successor Representative (reasonably acceptable to the Company) and may assign any of its rights or obligations under this Agreement (or this Agreement in its entirety) to any third party (reasonably acceptable to the Company) to serve as a successor Representative, provided that such assignee executes a written joinder to this Agreement assuming the rights and duties of the Representative. The Representative will incur no liability of any kind to the Holders with respect to any action or omission by the Representative in connection with the Representative’s services in connection with this Agreement, except in the event of liability directly resulting from the Representative’s bad faith, gross negligence, fraud or willful misconduct.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties as of the date first written above.

PARDES BIOSCIENCES, INC.

By:	/s/ Thomas G. Wiggans
Name: Thomas G. Wiggans
Title: Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, INC.

By:	/s/ Luis Ortiz
Name: Luis Ortiz
Title: Vice President

FORTIS ADVISORS LLC, solely in its capacity as Representative

By:	/s/ Ryan Simkin
Name: Ryan Simkin
Title: Managing Director

[Signature Page to Contingent Value Rights Agreement]

Schedule I – CVR Assets

(a)        The Company’s drug development programs, namely, pomotrelvir (formerly known as PBI-0451), PBI-2158 (also referred to as “S10A_320”), and two other lead candidates referred to as PBI-2105 (or “S10A_244_P2”) and “S10A_720_P2” in each case as such programs exist on and after the Merger Closing Date (collectively, the “Programs”);

(b)        all data (including all non-clinical, pre-clinical and clinical data), results and information generated under, or otherwise associated with, each of the Programs;

(c)        all regulatory rights (such as Investigational New Drug (IND) applications and other submissions made to the U.S. Food and Drug Administration) associated with each of the Programs;

(d)       all process development and CMC (chemistry, manufacturing and controls) information on the manufacture of each of the drug substances and drug products associated with each of the Programs, together with all inventory of drug substances and drug products;

(e)          the Patents set forth in Schedule I(e), to the extent owned by the Company and subsisting as of the Merger Closing Date (collectively, the “Company Patents”); and

(f)          all rights in any patent or patent applications filed on or after the Merger Closing Date which claim priority to, or are a continuation (including a continuation-in-part, but solely with respect to the portion thereof claiming priority to) or divisional of, a Company Patent filed on or prior to the Merger Closing Date.

Schedule I(e) – Company Patents

[Attached.]